Exhibit 3.01
Appendix B
ARTICLES OF AMENDMENT AND RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
NetREIT, INC.
(a Maryland corporation)
The undersigned, being authorized to execute and file these Articles of Amendment and Restatement of the Articles of Incorporation of NetREIT, Inc., hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Corporation desires to amend and restate its charter as currently in effect pursuant to these Articles of Amendment and Restatement. The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the charter of the Corporation as currently in effect.
SECOND: The charter of the Corporation is hereby amended by striking in their entirety Articles I through IX, inclusive, and by substituting the following in lieu thereof:
ARTICLE I
INCORPORATION
The undersigned, being at least eighteen (18) years of age and duly authorized to execute and file these Articles of Incorporation does hereby form a corporation under and by virtue of the general laws of the State of Maryland.
ARTICLE II
NAME
The name of the corporation (which is hereinafter called the “Corporation”) is:
NetREIT, Inc.
ARTICLE III
PURPOSE
The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV
PRINCIPAL OFFICE; RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is 715 St. Paul Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is HIQ Corporate Services, Inc., 715 St. Paul Street, Baltimore, Maryland 21202. Said Resident Agent is a Maryland corporation duly authorized to act as resident agent in the State of Maryland.
ARTICLE V
PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF ITS STOCKHOLDERS AND DIRECTORS
Section 5.1 NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be eight (8), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until their successors are duly elected and qualified are:

Jack K. Heilbron	Larry G. Dubose
David T. Bruen	Thomas Schwartz
Sumner J. Rollings	William Allen
Bruce A. Staller	Kenneth W. Elsberry
Section 5.2 ACTIONS BY STOCKHOLDERS.
Section 5.2.1. Quorum. Except with respect to the election of directors provided for in Section 5.2.2 by the holders of Common Stock, the presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast on a matter (without regard to class) shall constitute a quorum at any meeting of stockholders with respect to such matter, except with respect to any such matter that, under applicable statutes or regulatory requirements or the charter, requires approval by a separate vote of the holders of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum. Notwithstanding the foregoing, to the extent permitted by the MGCL, the Bylaws may provide for a greater or lesser quorum requirement, provided that such requirement shall not be less than forty percent (40%) nor more than sixty-six and two-thirds percent (66 2/3rds%) of the votes entitled to be cast (without regard to class) on matters submitted for a vote of the stockholders.

Section 5.2.2 Election of Directors. Except as otherwise provided in Section 6.4(i) with respect to the holders of the Corporation’s Preferred Stock or in the Bylaws of the Corporation, directors shall be elected by the affirmative vote of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at a meeting at which a quorum is present. As provided in the Bylaws, stockholders shall have the right to cumulate votes for the election of directors where the names of candidates are placed in nomination prior to commencement of the voting and a stockholder gives notice prior to commencement of the voting of the stockholder’s intention to cumulate votes. In that circumstance, every stockholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are entitled, or distribute votes on the same principle among any or all of the candidates standing for election.
Section 5.3 AUTHORIZATION BY BOARD OF STOCK ISSUANCES. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.
Section 5.4 PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in setting the terms of classified shares of stock pursuant to Section 6.5 or as may be otherwise agreed by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.
Section 5.5 INDEMNIFICATION. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, managing member, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 5.6 DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding or disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or Bylaws or otherwise to be determined by the Board of Directors.
Section 5.7 REIT QUALIFICATION. The Corporation has elected to qualify for federal income tax treatment as a REIT. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, then upon receipt of a recommendation to such effect from the Board of Directors, the holders of Common Stock, by a vote of such stockholders as are entitled to cast a majority of all the votes entitled to be cast on the matter, may cause the Corporation to revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The holders of Common Stock, upon receipt of a recommendation from the Board of Directors, may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and cause the Corporation to amend the charter to remove such restriction or limitation.
Section 5.8 VACANCIES ON THE BOARD. A majority of the Board of Directors shall have the power to fill any and all vacancies on the Board of Directors, even if the remaining directors do not constitute a quorum, except that a vacancy with respect to any Series AA Director shall be filled by the holders of the Series AA Preferred Stock and any vacancy created by the removal of a director other than a Series AA Director may be filled only by the vote of holders of a majority of the Common Stock. Any director elected to fill a vacancy shall serve until the next annual meeting of the stockholders and until a successor is elected and qualifies.
Section 5.9 REMOVAL OF DIRECTORS. Any director (other than a Series AA Preferred Director, who may be removed from office only by vote of the Series AA Preferred Stock as provided in Section 6.4(i)), or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote or the written consent of a majority of the shares of Common Stock outstanding or by vote at a special meeting of the stockholders called in the manner provided for in the Bylaws, provided, however, that no director may be removed when the votes cast against such removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively in accordance with the provisions of the Bylaws.

Section 5.10 ADVISOR AGREEMENTS. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).
Section 5.11 ACTION BY WRITTEN CONSENT. Subject to compliance with the notice and other requirements of Section 2-505 of the MGCL and any procedures adopted by the Board of Directors from time to time, the holders of Common Stock entitled to vote generally in the election of directors may take action or consent to any action by delivering a consent, in writing or by electronic transmission, of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting.
ARTICLE VI
STOCK
Section 6.1 AUTHORIZED SHARES. The Corporation shall have the authority to issue one hundred ten million one thousand (110,001,000) shares of stock, consisting of one hundred million one thousand (100,001,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,100,010.
Section 6.2 COMMON STOCK. The one hundred million one thousand (100,001,000) shares of Common Stock shall be divided into two (2) classes: (i) one hundred million (100,000,000) shares of Series A Common Stock (“Series A Common”), and (ii) one thousand (1,000) shares of Series B Common Stock (“Series B Common”). Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Corporation’s Series A Common and Series B Common shall be identical with respect to all preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption, except that the Series A Common shall enjoy a liquidation preference to the exclusion of Series B Common, which preference shall be junior to the Liquidation Preference enjoyed by the Series AA Preferred Stock, but which shall entitle the holders of Series A Common Stock, on liquidation, dissolution or winding up of the Corporation, to share ratably in all of the Corporation’s assets that are legally available for distribution after all debts and other liabilities of the Corporation are retired and the Liquidation Preference, including accrued dividends, if any, enjoyed by the Series AA Preferred Stock paid to the holders of the Series AA Preferred Stock.

Section 6.3 PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock from time to time, in one or more classes or series of stock having such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as determined by the Board of Directors. One million (1,000,000) shares of the Corporation’s authorized Preferred Stock shall be designated as Series AA Preferred Stock (“Series AA Preferred Stock”). The rights, preferences and privileges and other terms and conditions of the Series AA Preferred Stock shall be as set forth in Section 6.4 below.
Section 6.4 SERIES AA PREFERRED STOCK. The Series AA Preferred Stock shall have the following rights, preferences and privileges:
(a) Liquidation Preference. The Liquidation Preference of the Series AA Preferred Stock is twenty-five dollars ($25.00) per share (“Liquidation Preference”).
(b) Dividends. Each share of the Series AA Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefore, an annual cash dividend equal to seven percent (7%) of the Liquidation Preference, which dividends shall be declared in equal monthly installments in arrears on the 25th day of each month. Dividends duly declared shall be paid on March 31, June 30, September 30 and December 31 of each year, provided that if any such day shall be a Saturday, Sunday or a or a legal holiday (any of the foregoing a “Non-Business Day”), then such dividend shall be payable on the next succeeding day which is not a Non-Business Day. Dividends shall be cumulative and accrue for each share of the Series AA Preferred Stock from the date of its first issuance and shall be payable to holders of record as they appear on the stock books of the Corporation on such record dates as they are fixed by the Board of Directors. No interest shall be payable with respect to any dividend payment on the Series AA Preferred Stock which may be in arrears.
(c) Preference to Dividends. The Series AA Preferred Stock shall have priority as to dividends over the Corporation’s Common Stock and any series or class of the Corporation’s stock hereafter issued (referred to as “junior dividend stock”), except such Preferred Stock which the Corporation may issue which is, by its express terms, senior to the Series AA Preferred Stock “senior dividend stock”) or on parity with the Series AA Preferred Stock (“parity dividend stock”), provided, however, the issuance of such senior dividend stock or parity dividend stock shall first be approved by the affirmative vote of a majority of the outstanding shares of the Series AA Preferred Stock (a “Majority Vote”). No dividend (other than dividends payable solely in Common Stock or any series or class of junior dividend stock) shall be declared, paid or set apart for payment on, and no purchase or other acquisition shall be made by the Corporation of any Common Stock or junior dividend stock, unless all accrued and unpaid dividends on the Series AA Preferred Stock shall have been declared and paid or set apart for payment. No dividend shall be paid on any parity dividend stock unless the Corporation shall have declared and paid or set aside for payment, or shall have contemporaneously declared and paid or set apart for payment, all accrued and unpaid dividends for all prior periods on the Series AA Preferred Stock. The Corporation shall not pay dividends on the Series AA Preferred Stock unless it shall have declared and paid or set aside for payment or shall have contemporaneously declared and paid or set apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series AA Preferred Stock, or any parity dividend stock, all dividends declared on the Series AA Preferred Stock and such parity dividend stock shall be declared and made pro rata so that the amount of dividends declared per share on the Series AA Preferred Stock and such parity dividend stock shall bear the same ratio that accrued and unpaid dividends per share on the Series AA Preferred Stock and such parity dividend stock bear to each other.
(d) Preference Upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, each share of Series AA Preferred Stock shall be entitled to receive, out of legally available assets, an amount equal to the Liquidation Preference, plus an amount equal to any accrued and unpaid dividends on such share to the date such liquidation payment is made, and no more, before payment or distribution is made to the holders of the Corporation’s Common Stock or any series or class of the Corporation’s stock hereafter issued that ranks junior as to the liquidation rights of the Series AA Preferred Stock. The holders of the Series AA Preferred Stock shall not be entitled to receive the Liquidation Preference on shares of the Series AA Preferred Stock until the liquidation preferences of any other series or class of the Corporation’s stock hereinafter issued that ranks senior as to liquidation rights of the Series AA Preferred Stock (“senior liquidation stock”) has been paid in full. The holders of the Series AA Preferred Stock and all other series or classes of the Corporation’s stock hereafter issued that rank on a parity as to liquidation rights with the Series AA Preferred Stock shall share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preferences of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the Liquidation Preference of the shares of Series AA Preferred Stock (and the payment of dividends thereon as provided above), the holders of the Series AA Preferred Stock shall not receive any further participation in any distribution of the Corporation’s assets. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation.
For purposes of the Series AA Preferred Stock liquidation rights, a consolidation or a merger of the Corporation into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

(e) Corporation’s Optional Redemption Rights. The Series AA Preferred Stock shall be redeemable at the election of the Corporation in whole, or in part, at any time or from time to time, by giving written notice to the holders of the Series AA Preferred Stock not less than thirty (30) days nor more than sixty (60) days prior to the date set for such redemption (the “Redemption Date”). The Series AA Preferred Stock shall be redeemable for the sum equal to the Liquidation Preference per share, plus a cash payment equal to all accrued but unpaid dividends (the “Call Price”). Dividends shall cease to accrue on the Redemption Date for the Series AA Preferred Stock so called for redemption. If fewer than all outstanding shares of Series AA Preferred Stock shall be called for redemption, the Series AA Preferred Stock redeemed shall be selected by the Corporation by lot or pro rata (as nearly as may be possible) or by and other method determined by the Board of Directors in its sole discretion, to be equitable.
(f) Holders’ Optional Conversion. At any time prior to any Redemption Date, each share of the Series AA Preferred Stock shall be convertible, in whole or part only, at the election of the holder thereof, into two (2) shares of the Corporation’s Series A Common Stock (the “Conversion Rate”). This right of optional conversion shall terminate immediately before the close of business on any Redemption Date. Any such conversion shall be effected by delivery of the certificate evidencing such Series AA Preferred Stock, together with written notice of conversion and a proper assignment of such certificate to the Corporation or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent, if any, for the Series AA Preferred Stock (or to any other office or agency maintained by the Corporation) for that purpose and otherwise in accordance with conversion procedures established by the Corporation. Any such conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements have been satisfied.
(g) Adjustments. The Conversion Rate shall be adjusted in accordance with the following provisions:
(1) Mandatory Adjustments. In the event the Corporation (A) pays a stock dividend or makes a distribution with respect to its Common Stock in shares of Common Stock; (B) subdivides or splits its outstanding Common Stock; (C) combines its outstanding Common Stock into a smaller number of shares; (D) issues any shares of Common Stock by reclassification of its shares of Common Stock; or (E) pays a dividend or distributes to all holders of its Common Stock evidences of its indebtedness, cash or other assets (including capital stock of the Corporation but excluding any Permitted Cash Dividends (as defined below) or distributions and dividends referred to in Section 6.4(g)(1) above), the Conversion Rate shall be adjusted as of the date such event first becomes effective.
(2) Discretionary Adjustments. The Corporation will be entitled (but will not be required) to make upward adjustments in the Conversion Rate as the Corporation, in its discretion, shall determine to be advisable in order that any stock dividend, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the events described in Section 6.4(g)(1) above under Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders will not be taxable.

(3) Permitted Cash Dividends. “Permitted Cash Dividends” shall mean, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the Common Stock (other than cash dividends and cash distributions for which an adjustment to the Conversion Rate was previously made) not in excess of an amount equal to ten percent (10%) per annum on the Share Price of the Corporation’s Common Stock, excepting any dividends paid with funds from capital gains within the meaning of federal income tax law.
The Share Price shall be the average of the closing share price of the Common Stock in any public market as reported over such period, or if the Corporation’s Common Stock was not traded in a public market during such period, the price at which the Common Stock was last sold by the Corporation to any unaffiliated person during such period, or if no such sale occurred, the value of the Common Stock determined by the Corporation’s Board of Directors, in which event, the Board of Directors’ decision will be final.
(4) Reclassification, Consolidation or Merger. Unless sooner redeemed or converted, in case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of any entity into the Corporation (other than a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property (a “Transaction”), each share of Series AA Preferred Stock shall, after consummation of such Transaction, be entitled to be converted (A) on the Conversion Date into the kind and amounts of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Common Stock into which such Series AA Preferred Stock would have been converted if the conversion on the Conversion Date had occurred immediately before the date of consummation of such Transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such Series AA Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date); or (B) at the option of the holder, into the kinds and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Common Stock into which such Series AA Preferred Stock might have been converted immediately before consummation of such Transaction. The kind and amount of securities into or for which the Series AA Preferred Stock will be convertible or redeemable after consummation of such Transaction will be subject to adjustment as described above in Section 6.4(g), following the date of consummation of such Transaction. No fractional shares of Common Stock will be issued upon redemption or conversion of Series AA Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of Series AA Preferred Stock of any holder that are redeemed or converted, such holder will be entitled to receive an amount in cash equal to the same fraction of the share value of the Common Stock, determined as of the Conversion Date in the case of a mandatory conversion, or the effective date of the conversion in the case of an optional conversion by a holder.

(h) Calculation and Documentation of Adjustments. All adjustments to the Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require any increase or decrease of at least one percent (1%) therein; provided, however, that any adjustments which, by reason of this Section 6.4(h), shall not be required to be made will be carried forward and taken into account in any subsequent adjustment. All adjustments shall be made successively. Whenever the Conversion Rate shall be so adjusted, the Corporation shall file with its transfer agent, if any, for the Series AA Preferred Stock a certificate with respect to such adjustment, and shall make a prompt public announcement of such adjustment on its web site or by such other means as the Board of Directors may determine.
(i) Voting Rights. The Series AA Preferred Stock shall have only the voting rights set forth in this Section 6.4(i), except as may otherwise be required by law. So long as any Series AA Preferred Stock is outstanding, the Corporation shall not, without the Majority Vote of the holders of record of the Series AA Preferred Stock then outstanding, voting separately as a class:
(1) amend, alter or repeal any provision of the charter or the Bylaws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series AA Preferred Stock;
(2) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into any senior dividend stock, senior liquidation stock, parity dividend stock or parity liquidation stock;
(3) affect any reclassification of the Series AA Preferred Stock; or
(4) effect the merger of the Corporation with another corporation, exchange of shares or sale of all or substantially all of the assets of the Corporation if the stockholders of the Corporation prior to such merger, share exchange or sale will own less than fifty percent (50%) of the shares of the surviving (in case of a merger) or acquiring (in the case of an exchange of shares or sale of assets) corporation immediately following such merger, share exchange or sale.
Except as provided below in this Section 6.4(i), holders of Series AA Preferred Stock shall not have the right to vote for the election of directors. If dividends on the Series AA Preferred Stock have accrued and remain unpaid for a period of one year, the Board of Directors shall call and hold a meeting of the Board of Directors within thirty (30) days to consider and adopt a resolution to increase the number of directors of the Corporation by two (2) (such additional directors, the “Series AA Preferred Directors”), name nominees for positions as Series AA Preferred Directors and call a special meeting of the holders of the Series AA Preferred Stock for the sole purpose of electing Series AA Preferred Directors. Series AA Preferred Directors elected by the holders of the Series AA Preferred Stock pursuant to this Section 6.4(i) shall serve until the earlier of (1) the date the Corporation pays a dividend sufficient to retire all accrued and unpaid dividends on the Series AA Preferred Stock, (2) their resignation or removal by a vote of the majority of the Series AA Preferred Stock, or (3) the date their respective successors are duly elected and qualify. If any Series AA Preferred Director shall resign or be removed from office, the holders of the Series AA Preferred Stock shall have the right to elect such Series AA Preferred Directors as are required to fill any such vacancy(ies) until such time that the director election rights of the holders of Series AA Preferred Stock terminate.

(j) Notice of Corporate Action. The Corporation shall give the holders of record of the Series AA Preferred Stock at least twenty (20) days prior written notice of: (1) the granting by the Corporation to all holders of its Common Stock of rights to purchase any shares of capital stock or other rights; (2) any reclassification of Common Stock, or consolidation of the Corporation with, or merger of the Corporation into, any other persons, any merger of any person into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock); or (3) any sale or transfer of all or substantially all of the assets of the Corporation.
Section 6.5 CLASSIFIED SHARES. Prior to issuance of shares of any class or series, the Board of Directors by resolution shall: (a) designate that particular class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.5 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.
Section 6.6 CHARTER AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.
ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 7.1 DEFINITIONS. For the purpose of this Article VII, (i) terms defined elsewhere in these Articles of Incorporation are incorporated by reference, and (ii) the following terms shall have the following meanings:
AGGREGATE STOCK OWNERSHIP LIMIT. The term “Aggregate Stock Ownership Limit” shall mean not more than nine and 8/10ths percent (9.8%) in value of the aggregate outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

BENEFICIAL OWNERSHIP. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
BUSINESS DAY. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in California are authorized or required by law, regulation or executive order to close.
CAPITAL STOCK. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
CHARITABLE BENEFICIARY. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
CHARITABLE TRUST. The term “Charitable Trust” shall mean any trust provided for in Section 7.3.1.
CHARTER. The term “charter” shall mean the charter of the Corporation, as that term is defined in the MGCL.
CODE. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
COMMON STOCK OWNERSHIP LIMIT. The term “Common Stock Ownership Limit” shall mean not more than nine and 8/10ths percent (9.8%) (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.
CONSTRUCTIVE OWNERSHIP. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

EXCEPTED HOLDER. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the charter or by the Board of Directors pursuant to Section 7.2.7.
EXCEPTED HOLDER LIMIT. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.
INITIAL DATE. The term “Initial Date” shall mean the date upon which the Articles of Amendment and Restatement of the Articles of Incorporation containing this Article VII are filed with the SDAT.
MARKET PRICE. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.
NYSE. The term “NYSE” shall mean the New York Stock Exchange.
PERSON. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term s used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
PROHIBITED OWNER. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.
RESTRICTION TERMINATION DATE. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which pursuant to Section 5.7 of the charter the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT and the holders of Common Stock, by a vote of such stockholders as are entitled to cast a majority of all the votes entitled to be cast on the matter, causes the Corporation to revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
TENANT. The term “Tenant” shall mean a tenant, subtenant or any other Person that is a subtenant through a chain of subtenancies of a property owned by the Corporation.
TRANSFER. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
TRUSTEE. The term “Trustee” shall mean a Person unaffiliated with the Corporation and Prohibited Owner that is appointed by the Corporation to serve as trustee of a Charitable Trust.
Section 7.2 CAPITAL STOCK.
Section 7.2.1 OWNERSHIP LIMITATIONS. During the period commencing on the Initial Date and prior to the Restriction Termination Date:
(a) BASIC RESTRICTIONS.
(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively (substituting, solely for purposes of this determination, “Section 856(d)(5)” for Section 897(c)(6)(C)” in the definition of Constructive Ownership)) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iii) Subject to Section 7.4 of the charter, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by fewer than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(b) TRANSFER IN TRUST. Subject to Section 7.4 of the charter, if any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),
(i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or
(ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 7.2.2 REMEDIES FOR BREACH. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.
Section 7.2.3 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
Section 7.2.4 OWNERS REQUIRED TO PROVIDE INFORMATION. From the Initial Date and prior to the Restriction Termination Date:
(a) every Person who Beneficially Owns more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such Person shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and
(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and ensure compliance with Aggregate Stock Ownership Limit.
Section 7.2.5 REMEDIES NOT LIMITED. Subject to Section 5.7 of the charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 7.2.6 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it. In the event Article VII requires an action by the Board of Directors and the charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VII.
Section 7.2.7 EXCEPTIONS.
(a) Subject to Section 7.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);
(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a Tenant of the Corporation (or a Tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a nine and 8/10ths percent (9.8%) interest in such Tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a Tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such Tenant would not adversely affect the Corporation’s ability to qualify as a REIT need not be treated as a Tenant of the Corporation); and
(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.
(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement and provided that the restrictions contained in Section 7.2.1(a) will not be violated following the distribution of such underwriter or placement agent of such shares of Capital Stock.
(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.
Section 7.2.8 INCREASE IN AGGREGATE STOCK OWNERSHIP AND COMMON STOCK OWNERSHIP LIMITS. The Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit.
Section 7.2.9 LEGEND. Each certificate for shares of Capital Stock shall bear substantially the following legend:
The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of nine and 8/10ths percent (9.8%) (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of nine and 8/10ths percent (9.8%) of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.
Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to each holder of Capital Stock of the Corporation on request and without charge.
Section 7.3 TRANSFER OF CAPITAL STOCK IN TRUST.
Section 7.3.1 OWNERSHIP IN TRUST. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.
Section 7.3.2 STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.
Section 7.3.3 DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
Section 7.3.4 SALE OF SHARES BY TRUSTEE. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.
Section 7.3.5 PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Section 7.4 NYSE TRANSACTIONS. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
Section 7.5 ENFORCEMENT. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
Section 7.6 NON-WAIVER. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE VIII
AMENDMENTS TO CHARTER; APPROVAL OF CERTAIN EXTRAORDINARY ACTIONS
Section 8.1 AMENDMENTS TO CHARTER. The Corporation reserves the right from time to time to make any amendment to its charter now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock, other than the outstanding shares of Series AA Preferred Stock which shall have and retain all of the rights provided for in Section 6.4(i). All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to the reservation set forth in the previous sentence. Except as otherwise provided in the charter and except for those amendments permitted to be made without stockholder approval under Maryland law, any amendment to the charter shall be valid only if approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter.
Section 8.2 APPROVAL OF CERTAIN EXTRAORDINARY ACTIONS. The affirmative vote of the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter shall be required to authorize a merger, consolidation, share exchange, dissolution or sale of substantially all of the assets of the Corporation.

ARTICLE IX
LIMITATION OF LIABILITY
To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
THIRD: The foregoing amendment and restatement to the charter does not increase the authorized capital stock of the Corporation. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the classes of capital stock are not changed by the foregoing amendment and restatement
FOURTH: The Corporation was originally incorporated in the State of Maryland on May 21, 2010, and foregoing amendment and restatement to the charter of the Corporation shall amend, restate and supersede in their entirety any and all prior Articles of Incorporation and any and all amendments and restatements thereto filed with the State Department of Assessments and Taxation of Maryland from the date of the Corporation’s original incorporation through the date hereof.
FIFTH: The foregoing amendment and restatement to the charter of the Corporation has been advised by resolution adopted by the Board of Directors of the Corporation and approved by the stockholders of the Corporation.
[Signatures Appear On The Following Page.]

IN WITNESS WHEREOF, NetREIT, Inc. has caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 4th day of August, 2010, and its President acknowledges that these Articles of Amendment and Restatement are the act of NetREIT, Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	NetREIT, INC.

/s/ Kenneth W. Elsberry	By:	/s/ Jack K. Heilbron
Name: Kenneth W. Elsberry		Name: Jack K. Heilbron
Title: Chief Financial Officer		Title: President and CEO

CONSENT TO SERVE AS RESIDENT AGENT
Having been named as registered agent and to accept service of process for NetREIT, Inc. at the place designated in these Articles of Incorporation, the undersigned, a Maryland corporation duly authorized to act as a resident agent in the state of Maryland, hereby accepts the appointment as registered agent and agrees to act in this capacity.

HIQ CORPORATE SERVICES, INC.

By:

Name:

Title:

Date: __________ __, 2010

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